FIRST HORIZON ASSET SECURITIES INC.
					4000 Horizon Way
				      Irving, Texas 75063


					 August 2,2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attention: Rolaine Bancroft

	Re: 	First Horizon ABS Trust 2006-HE2
		Form 10-K for the fiscal year ended December 31, 2006
		Filed April 2, 2007


		Form 10-D for the monthly distribution periodfrom December 2, 2006 to
		January 1, 2007
		Filed February 9, 2007
		File No. 333-132046-18

Ladies and Gentlemen:

	With regard to the above referenced filings, the Registrant hereby acknowledges that (i) the Registrant is responsible for the adequacy and accuracy of the disclosure in such filings, (ii) staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action under the federal securities laws of the United States, and
(iii) the Registrant may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

	Should you have any questions regarding this request, please telephone the undersigned at (214) 441-5425.


					Sincerely,

					FIRST HORIZON ASSET SECURITIES INC.



					By:
					Alfred Chang, Vice President